Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 20, 2025, relating to the financial statements of Hillman Solutions Corp., and the effectiveness of Hillman Solutions Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Hillman Solutions Corp. for the year ended December 28, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
August 5, 2025